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                                                                     EXHIBIT 6.1
                                                                TO ANNUAL REPORT
                                                                    ON FORM 20-F


             STATEMENT EXPLAINING HOW EARNINGS PER SHARE INFORMATION
                      WAS CALCULATED IN THIS ANNUAL REPORT

     The calculation of basic earnings per share for 2002 was based on the net profit for the period attributable to ordinary shareholders of RMB557.1 million (2001: RMB533.5 million), divided by the weighted average number of ordinary shares outstanding during the year of 4,335,550,000 shares (2001: 4,335,550,000 shares). No diluted earnings per share were presented as there were no dilutive potential ordinary shares as of the year ended 2002.